Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

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           14a-6(e)(2))
     [X]   Definitive Proxy Statement
     [ ]   Definitive Additional Materials
     [ ]   Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                       PINNACLE WEST CAPITAL CORPORATION
                    ----------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                  Michael Ash
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

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    14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

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        pursuant  to  Exchange Act Rule 0-11 (Set forth the amount on  which the filing fee is calculated and state how it was determined):

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[ ] Check box if any part of the fee is offset as  provided  by  Exchange  Act
    Rule  0-11(a)(2)  and identify the filing for which the  offsetting  fee was
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                     PINNACLE WEST CAPITAL CORPORATION
                                 P.O. BOX 52132
                          PHOENIX, ARIZONA 85072-2132

                           NOTICE AND PROXY STATEMENT
                For Annual Meeting of Shareholders To Be Held On
                            Wednesday, May 17, 1995

To Shareholders:

     The 1995 annual meeting of shareholders of Pinnacle West Capital Corporation will be held in the Mesa Community Conference Center at 201 North Center Street, Mesa, Arizona at 10:30 a.m. on Wednesday, May 17, 1995 for the following purposes:

     o   To elect three Class I Directors;
     o   To act on the shareholder proposal described in the Proxy
         Statement; and
     o To transact such other business as may properly come before the meeting or any adjournment thereof.

     Each of the 87,429,642 shares of the Company's common stock outstanding at the close of business on March 24, 1995 (the "Record Date") entitles the holder to notice of and to vote at this meeting or any adjournment thereof, but shares can be voted at the meeting only if the holder is present or represented by proxy.

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Company's Board of Directors. So far as management is aware, the matters described in this Proxy Statement will be the only ones to be acted upon at the meeting. If any other matters properly come before the meeting or any adjournment thereof, the proxy committee named in the enclosed proxy will vote on those matters in accordance with its judgement.

     Shareholders are requested to mark, date, sign and mail promptly the enclosed proxy. A postage paid envelope is provided for mailing in the United States. Being entitled to revoke your proxy at any time before it is exercised, you may do so and vote your shares in person if you attend the meeting.



                                              By order of the Board of Directors

                                                                  FAYE WIDENMANN
                                                    Vice President and Secretary

Approximate date of mailing to shareholders:
April 17, 1995





                         ITEM 1 - ELECTION OF DIRECTORS

     The Company's Articles of Incorporation provide for the division of the Board of Directors into three classes of approximately equal size. The term of each directorship is three years and the terms of the three classes are staggered so that only one class is elected by the shareholders annually.

     Three Class I directors are to be elected this year to serve as members of the Board of Directors until the annual meeting of shareholders in 1998 or until their successors are elected and qualified. Should one or more of the three nominees listed below become unavailable to serve as a director prior to the meeting date, the proxy committee will vote the shares they represent for the election of such other persons as the Board may recommend unless the Board reduces the number of directors in Class I.

     Directors in the other two classes are identified on the following pages. Information given for all directors has been furnished by each of them as of March 24, 1995. The term "APS" refers to Arizona Public Service Company, the Company's principal subsidiary.

                                    Nominees

- --------------------------------------------------------------------------------

                   Nominees for Election as Class I Directors
                    (Term to expire at 1998 Annual Meeting)
- --------------------------------------------------------------------------------


Roy A.  Herberger,  Jr.,  52,  has been a director  since May 1992.  He has been
President of the American Graduate School of International Management, "Thunderbird", since 1989. Mr. Herberger is also a director of Bank of America of Arizona, Masimo's, Inc. and Express America Holdings.

Henry B. Sargent, 60, has been a director since 1985. He is Executive Vice President and Chief Financial Officer of the Company. He is also a director of APS, Magma Copper Company and Megafoods Stores, Inc.

Humberto S. Lopez, 49, is President of HSL Properties (real estate development and investment), Tucson, Arizona. Of some 40 real estate concerns Mr. Lopez has been affiliated with, four filed petitions for court protection from creditors under Chapter 11 of the Bankruptcy Code between April 1990 and June 1992 in order to provide these entities the opportunity to reorganize debt associated with the properties they held. Three of these proceedings resulted in confirmed plans of reorganization and one was dismissed following a negotiated settlement with the lender.



                         Directors Continuing in Office

- --------------------------------------------------------------------------------

                               Class II Directors
                    (Term to expire at 1996 Annual Meeting)
- --------------------------------------------------------------------------------


O. Mark DeMichele, 61, has since January 1988 been President and Chief Executive Officer of APS. Mr. DeMichele previously served as a director of the Company from February 1985 to July 1986 and was re- elected as a director in May 1990. He is also a director of APS.

John R. Norton III, 66, is Chairman of the Board and Chief Executive Officer of J.R. Norton Company (agricultural production), Phoenix, Arizona and was first elected as a director in February 1985. Mr. Norton resigned as a director of the Company in May 1985 to accept appointment as U.S. Deputy Secretary of Agriculture, a position he held until February 1986. In February 1986 he was re-elected as a director of the Company. Mr. Norton is also a director of Aztar Corporation, Terra Industries Inc. and APS.

Douglas J. Wall, 68, has been a director since 1985. He is of counsel to the law firm of Mangum, Wall, Stoops & Warden. Mr. Wall is also a member, and past President, of the Arizona Board of Regents.

- --------------------------------------------------------------------------------
                              Class III Directors
                    (Term to expire at 1997 Annual Meeting)
- --------------------------------------------------------------------------------

Pamela Grant, 56, has been a director since 1985. She is a civic leader and from July 1989 through January 1995 was President of TableScapes, Inc. (party supply rentals). Ms. Grant was President and Chief Executive Officer of Goldwaters, a Division of May Department Stores, until April 1988.

Martha O. Hesse, 52, has been a director since 1991. She is President of Hesse Gas Company and Dolan Energy Corporation. In 1990 Ms. Hesse served as Senior Vice President of First Chicago Corporation (financial services), and from 1986 to 1989 she was Chairman of the Federal Energy Regulatory Commission. She is also a director of APS, Sithe Energies, Health Funding, Mutual Trust Life and American Natural Resources Co., a subsidiary of Coastal Corp.

William S. Jamieson, Jr., 51, has been a director since 1991. He is an Archdeacon of the Episcopal Diocese of Arizona. Mr. Jamieson was a partner in the management, political and public affairs consulting firm of Jamieson and Gutierrez from 1984 through April 1990, and he continued with the firm as a consultant through February 1991.

Richard Snell, 64, has been a director since 1985. He has been Chairman of the Board, President and Chief Executive Officer of the Company and Chairman of the Board of APS since February 1990. He is also a director of Aztar Corporation, Bank One Arizona Corporation and Bank One Arizona, N.A.


                          CERTAIN SECURITIES OWNERSHIP

     At March 24, 1995, shares of the Company's common stock beneficially owned by the indicated persons, groups or entities were as follows:

                                                  Shares
                                                Beneficially            Percent
                                                  Owned (1)             of Class
Non-Employee Directors and Nominees             ------------            -------
- -----------------------------------
Pamela Grant (2)                                   26,200
Roy A. Herberger, Jr.                               1,000
Martha O. Hesse                                    15,700
William S. Jamieson, Jr. (2)                        3,115
Humberto S. Lopez                                   1,000
John R. Norton III (2)                             33,500
Donald N. Soldwedel (2)(3)                         31,326
Douglas J. Wall                                    27,705

Employee Directors and Officers
- -------------------------------
O. Mark DeMichele (2)                             188,636
Henry B. Sargent (2)                              133,558
Richard Snell                                     382,410

Other Officers Named on Page 9
- ------------------------------
Michael S. Ash                                     20,223
Arlyn J. Larson (2)                                34,693
Nancy E. Newquist                                  15,931
Faye Widenmann                                     29,031

All directors, nominees and executive             944,028                  1.08%
 officers as a group (15 persons) (2)
- -------------------------------------
5% Beneficial Owners (4)
- ------------------------
Mellon Bank                                     7,674,000 (4)              8.78%
One Mellon Bank Center
Pittsburgh, PA 15258


- ------------
(1) Includes shares which may be acquired by the exercise of stock options within 60 days as follows: 24,500 each for Ms. Grant and Messrs. Soldwedel and Wall; 17,500 for Mr. Norton; 14,000 for Ms. Hesse; 95,506 for Mr. DeMichele; 81,793 for Mr. Sargent; 337,499 for Mr. Snell; 5,004 for Mr. Ash; 21,096 for Mr. Larson; 7,033 for Ms. Newquist; 13,510 for Ms. Widenmann; and 666,441 for all directors and officers as a group. In the case of officers, also includes shares of restricted stock and vested shares in the Company's employee savings plan.

(2) Includes in the cases of: Mr. DeMichele, 43,005 shares held in a trust in which investment and voting power is shared; Mr. Sargent, 23,681 shares held in a trust in which investment and voting power is shared; Ms. Grant, 400 shares owned by a trust as to which she disclaims beneficial interest; Mr. Jamieson, 615 shares held by his wife; Mr. Norton, 500 shares held by his wife, 500 shares in a profit-sharing plan and 2,500 shares held in a trust for Mr. Norton's late mother for which he serves as trustee; Mr. Soldwedel, 6,826 shares held in a trust in which investment and voting power is shared; Mr. Larson, 5,576 shares held in joint tenancy with his spouse; and in the case of the group, 81,588 shares as to which voting or investment power is shared with others.

(3) Mr. Soldwedel, at mandatory retirement age, is not standing for re-election as a director.

(4) A joint Schedule 13G filing with the Securities and Exchange Commission as of December 31, 1994 by Mellon Bank and certain of its subsidiaries, reporting sole voting power as to 5,564,000 shares; shared voting power as to 3,000 shares; sole dispositive power as to 6,848,000 shares; and shared dispositive power as to 826,000 shares. The Company makes no representations as to the accuracy or completeness of such information.


                          THE BOARD AND ITS COMMITTEES

     The full Board of Directors met 13 times during 1994. No director attended fewer than 75% of the meetings of the full Board and of the committees on which he or she served.

     The Audit Committee of the Board reviews the performance and independence of the Company's independent accounting firm, makes an annual recommendation to the full Board with respect to the appointment of the firm for the following year, approves the scope of the work to be performed and solicits and reviews the firm's recommendations. The Committee also consults with the Company's internal audit group and periodically reviews the relationship among that group, management of the Company and its subsidiaries and its independent accountants. The Committee met 3 times in 1994; its members were Ms. Hesse and Messrs. Herberger, Jamieson, Soldwedel and Wall (Chairman).

     The Human Resources Committee makes recommendations to the full Board with respect to prospective Board members and officers and with respect to executive salaries, bonuses and benefits. (See page 17 for the procedures for proposing nominations to the Board). The Committee also makes stock option and restricted stock grants, and regularly reviews the Company's policies in all of the foregoing areas. Its report on executive compensation policy follows, and its members are identified at the end of that report. The Committee met 4 times in 1994.

     Non-employee directors receive an annual retainer consisting of $12,000 cash and 500 shares of Pinnacle West common stock; to receive the 500 shares a director is required to already own 500 shares in his or her first year on the board, and that ownership requirement increases by 500 shares annually until it reaches 2,500 shares. With certain exceptions, non-employee directors also receive $900 for each board meeting attended and $700 for each committee meeting attended.

     Effective January 1, 1995, the Company adopted a retirement plan for non-employee directors which provides, with certain exceptions, to non-employee directors over the age of 65 upon their retirement from the Board, for the payment of a $12,000 annual benefit for each year that he or she served on the Board prior to age 65.


                        HUMAN RESOURCES COMMITTEE REPORT

     The Human Resources  Committee,  composed solely of outside  directors,  is responsible for making decisions regarding executive compensation. The Committee's overall compensation philosophy is to (i) attract and retain qualified individuals critical to the Company's success, (ii) reinforce strategic objectives through the use of incentive compensation programs and
(iii) promote long-term stock ownership by executives and directors.

     The Committee applies its own compensation philosophy (and specifically its preference to shift total compensation toward rewarding performance) to comparative information provided by its consultants. In 1994 the Committee used the services of two independent compensation consulting firms selected by it after an interview process conducted by the Committee's Chairman. Both firms provided the Committee with comparative practices of other organizations engaged primarily in the electric utility business and having characteristics similar to the Company in terms of size (including assets under management), nuclear generation and diversification. Additional information from market surveys was also provided to the Committee.

     Finally, the Committee formulates its own views as to the responsibilities, skills, experience and performance of the respective executive officers, with input from Mr. Snell as to performances other than his own.

     Base Salaries. Based on the foregoing, in 1994 the Committee approved a salary increase for one executive officer as a result of her increased responsibilities and minor salary adjustments for other executive officers. The base salaries of Messrs. Sargent and Snell were left unchanged.

     Bonuses. Cash bonuses payable for any year are predicated on targeted levels of corporate performance established by the Committee at the beginning of the year. Performance is assessed by the Committee after the end of the year; discretion is exercised in limited areas where the Committee's judgment is called for by the bonus plan.

     For 1994 the plan stipulated that no bonuses would be paid unless a dividend on common stock had been declared at an increased annual rate. Provided this stipulation was met, the predominant determinants of bonus levels were per-share earnings, corporate net cash flow and the formulation of objectives for guiding the Company's future direction.

     At the end of the year the Committee totalled the attainment factors for the several determinants to produce a composite attainment factor common to all officers and multiplied that by a predetermined percentage of salary (50% for Mr. Snell, 35% for Mr. Sargent and 25% for all other officers) to determine actual bonuses to be paid. The bonuses so arrived at and paid reflect a composite attainment factor somewhat above that targeted in the 1994 plan.

     Equity Participation. The Committee believes that the ultimate measure of management's performance is its ability to deliver rewards to shareholders in the form of share price appreciation and rising dividends over time. To those ends, the Committee began in the fall of 1990 to make systematic grants of stock options and restricted stock to officers and key management employees of Pinnacle West and its subsidiaries in order that they could participate in those rewards (if earned) through stock ownership.

     The Committee further believes that senior management personnel of the Company and its subsidiaries should have a significant, ongoing personal investment in the Company. To that end, restricted stock grants, besides being compensatory in nature, are utilized by the Committee to encourage the attainment and retention of targeted levels of individual stock ownership by conditioning their vesting upon the ownership of certain numbers of shares for a predetermined period of time. This restriction provides a financial incentive for employees to maintain a value of stock ownership that, for officers, ranges from 1 to 1.25 times annual salary.

     The size of awards made to participants in the program is determined by making assumptions as to how, generally, the stock should perform if the Company achieves its longer-term goals, and each grant is then determined by bringing the recipient's total compensation to a level approximately equal to or slightly ahead of competitive levels, provided that the stock performs as assumed.

     Tax Consideration. Pursuant to a law enacted in 1993, publicly-traded corporations generally will not be permitted to deduct, for federal income tax purposes, annual compensation in excess of $1 million paid to any of certain top executives, except to the extent the compensation qualifies as "performance-based". The Committee believes that none of the Company's future deductions for currently awarded compensation to its executive officers should be disallowed under this law. However, because the Internal Revenue Service has not yet promulgated final interpretative regulations, the Company cannot determine the law's impact with complete certainty. The Committee intends to review this issue periodically.

     CEO Compensation. Mr. Snell's annual salary level and initial equity participation (stock option and restricted stock awards) were negotiated in January of 1990 as part of the employment agreement summarized on page 14. In those negotiations, the compensation levels and equity participation he was leaving behind at his former employer were taken into account, along with then prevailing practices at Pinnacle West.

     In the five years that Mr. Snell has been with the Company, he has received a single base salary increase of 3%. Consistent with its compensation philosophy, the Committee has, instead, emphasized reward-for-performance through the bonus plan and equity participation grants.

     The foregoing report of the Human Resources Committee is provided by its members: Ms. Grant (Chairman), Ms. Hesse and Messrs. Norton, Soldwedel and Wall.


                         STOCK PERFORMANCE COMPARISONS

     The annual changes for the five-year period shown in the following graph are based on the assumption that $100 was invested on the last trading day in 1989 in Pinnacle West stock and in the market represented by each of two indices (the Dow Jones Equity Market Index and the Edison Electric Institute Index of 100 Investor-Owned Electrics), and that any dividends were reinvested.


                 PNW      DJ Equity       EEI 100

12/31/89       100.00       100.00         100.00
12/31/90        89.89        96.07         101.37
12/31/91       156.18       127.24         130.64
12/31/92       183.15       138.19         140.59
12/31/93       202.92       151.93         156.22
12/31/94       185.62       153.10         138.14


                             EXECUTIVE COMPENSATION


     The following tables on compensation and stock options relate to all of the executive officers of the Company, including its chief executive officer.

                           Summary Compensation Table


                                                      Long-Term
                                                     Compensation
             Annual Compensation
                                             ----------------------------
                                                        Awards
- -------------------------------------------------------------------------------
Name and                                     Restricted               All Other
Principal                                       Stock                  Compen-
Position           Year  Salary(1)   Bonus    Awards(2)     Options   sation(4)
- --------           ----  ---------  -------  -----------    --------  ---------

Michael S. Ash     1994  $116,946   $35,923    $19,000       5,000      $2,984
Corporate Counsel  1993   114,054    22,609     22,125       5,000       3,459
                   1992   106,615    22,160     19,563       5,000       2,608

Arlyn J. Larson    1994  $131,183   $40,296    $22,800       6,000      $6,200
VP Corporate       1993   128,075    25,361     24,338       5,500       6,128
Planning           1992   126,668    26,416     21,519       5,500       4,737

Nancy E. Newquist  1994  $125,154   $38,894    $22,800       6,000      $3,787
VP & Treasurer     1993   114,054    22,609     22,125       5,000       4,000
                   1992   103,477    21,480     19,563       5,000       2,876

Henry B. Sargent   1994  $315,180  $135,133    $76,000(3)   20,000     $33,835
Exec. VP & CFO     1993   315,181    92,947     95,138      21,500      34,738
                   1992   327,302   102,402     84,119      28,500      40,903

Richard Snell      1994  $515,000  $252,350   $114,000      30,000     $29,560
Chairman,          1993   515,000   202,498    110,625      25,000      37,104
President & CEO    1992   534,808   180,000     97,813      32,000      37,699

Faye Widenmann     1994  $116,946   $35,923    $19,000       5,000      $3,139
VP Corporate       1993   114,054    22,609     22,125       5,000       3,407
Administration and 1992   107,595    22,372     19,563       5,000       3,126
Secretary

(1) Employees of the Company are paid every two weeks, which normally results in their receiving 26 paychecks per year. Approximately once every 11 years an extra pay period occurs; 1992 was such a year.

(2) The value of the restricted stock is based on the closing price of the Company's common stock on the date the restricted stock was granted. The restrictions lapse on most restricted stock awards upon (i) the passage of three years from date of grant or upon retirement after the age of 60 and
     (ii) the holding of certain numbers of unrestricted shares for certain periods of time, as determined by the Human Resources Committee at the time of grant. Any dividends paid on restricted stock will be held by the Company until the restrictions lapse. The number and value (at market) of aggregate restricted shareholdings as of the end of 1994 were: Mr. Ash - 3,000 shares, $58,875; Mr. Larson - 3,400 shares, $66,725; Ms. Newquist -
     3,200 shares,  $62,800; Mr. Sargent - 12,600 shares,  $247,275; Mr. Snell -
     16,000 shares, $314,000; and Ms. Widenmann - 3,000 shares, $58,875.

(3) Mr. Sargent, who is 60 years old, has announced his intention to retire from the Company at the end of June 1995. Upon Mr. Sargent's retirement, the "time" restriction on his 1994 restricted stock award (4,000 shares) will lapse.

(4) The figures given in this column for 1994 consist of Company matching contributions to the Company's employee savings plan: Mr. Ash - $2,609, Mr. Larson - $3,936, Ms. Newquist - $3,466, Mr. Sargent - $4,864, Mr. Snell - $0, and Ms. Widenmann - $2,609; the above-market portion of interest accrued under a deferred compensation plan: Mr. Ash - $224, Mr. Larson - $282, Ms. Newquist - $151, Mr. Sargent - $727, Mr. Snell - $1,636, and Ms. Widenmann - $199; premiums paid by the Company for additional term life insurance: Mr. Ash - $151, Mr. Larson - $1,983, Ms. Newquist - $169, Mr. Sargent - $4,243, Mr. Snell - $4,674, and Ms. Widenmann - $332; and amounts paid to Messrs. Sargent and Snell for service as directors of APS in the amounts of $24,000 and $23,250 respectively.


                             Option Grants in 1994

- --------------------------------------------------------------------------------
                               Individual Grants

                               Percentage of
                    Options    Total Options
                    Granted    Granted to All  Exercise               Grant Date
                    in 1994     Employees in     Price    Expiration    Present
        Name      (Shares)(1)        1994     (per share)    Date       Value(2)
- ----------------- -----------  -------------  ----------- ----------  ---------
Michael S. Ash       5,000       1.08%          $19.00    11/16/2004    $19,000

Arlyn J. Larson      6,000       1.29%          $19.00    11/16/2004    $22,800

Nancy E. Newquist    6,000       1.29%          $19.00    11/16/2004    $22,800

Henry B. Sargent    20,000       4.32%          $19.00    11/16/2004    $50,200

Richard Snell       30,000       6.48%          $19.00    11/16/2004   $105,000

Faye Widenmann       5,000       1.08%          $19.00    11/16/2004    $19,000

(1) All options were granted on November 16, 1994 and become exercisable at the rate of one-third of the grant annually starting on November 16, 1995. All options not already exercisable will become exercisable if an individual retires on or after the age of 60, as Mr. Sargent intends to do in June 1995. No SARs have been granted.

(2) The Black-Scholes option pricing model was chosen to estimate the options' value. The basic assumptions used in the model were expected volatility of .215; risk-free rate of return of 7.74%; dividend yield of 4.5%; and time to exercise of five years, though in the case of Mr. Sargent and Mr. Snell, the time to exercise and corresponding risk-free rates of return were two years, 7.45% and four years, 7.81%, respectively.



                        Option Exercises in 1994 and Year-End Values

===========================================================================================================
                                                Number of Securities                 Value of Unexercised
                                           Underlying Unexercised Options            In-The-Money Options
                                                 at Fiscal Year-End                 at Fiscal Year-End (1)
                                           ----------------------------------------------------------------
                      Shares
                    Acquired On     Value
     Name             Exercise    Realized     Exercisable  Unexercisable        Exercisable  Unexercisable
- ----------------------------------------------------------------------------------------------------------

Michael S. Ash         5,000      $47,500          5,004        10,001               $6,575       $3,229
- ----------------------------------------------------------------------------------------------------------
Arlyn J. Larson            0            0         20,247        11,501              $71,372       $3,864
- ----------------------------------------------------------------------------------------------------------
Nancy E. Newquist          0            0          9,980        11,001              $13,131       $3,854
- ----------------------------------------------------------------------------------------------------------
Henry B. Sargent           0            0         75,190        41,501             $106,520      $12,947
- ----------------------------------------------------------------------------------------------------------
Richard Snell              0            0        337,499        55,001           $2,380,913      $19,270
- ----------------------------------------------------------------------------------------------------------
Faye Widenmann             0            0         12,735        10,001              $19,583       $3,229
==========================================================================================================


(1) The value of options equals the market value of Pinnacle West common stock at December 31, 1994 ($19.625 per share), minus the exercise price of options, and includes only those options the exercise price of which was less than market value at year-end.




                            Executive Benefit Plans

     Employees' Retirement Plan and Supplemental Excess Benefit Retirement Plan. The Company maintains a retirement plan and a supplemental excess benefit retirement plan for employees and employees of certain subsidiaries. The following table illustrates the annual benefits, calculated on a straight-life annuity basis, that would be provided under these plans to the Company's officers who retire at the indicated compensation and longevity levels.



 Average Annual                          Years of Service
                    -----------------------------------------------------------
Compensation(a)            5(b)           10              20           25(c)
- -------------------------------------------------------------------------------


         $ 100,000      $ 15,000       $ 30,000        $ 50,000       $ 60,000

           150,000        22,500         45,000          75,000         90,000

           200,000        30,000         60,000         100,000        120,000

           250,000        37,500         75,000         125,000        150,000

           300,000        45,000         90,000         150,000        180,000

           350,000        52,500        105,000         175,000        210,000

           400,000        60,000        120,000         200,000        240,000

           450,000        67,500        135,000         225,000        270,000

           500,000        75,000        150,000         250,000        300,000

           550,000        82,500        165,000         275,000        330,000

           600,000        90,000        180,000         300,000        360,000

           650,000        97,500        195,000         325,000        390,000

           750,000       112,500        225,000         375,000        450,000

- ------------
(a) Compensation under the retirement plan consists solely of base salary, including any amounts voluntarily deferred under the Company's savings plan. While the retirement plan does not include amounts voluntarily deferred under deferred compensation plans, bonuses or incentive pay, the supplemental excess benefit retirement plan does include, subject to certain exceptions, these additional components of compensation in addition to base salary. For purposes of the employee's retirement plan, compensation in excess of $150,000 (as adjusted for cost-of-living) is disregarded.

(b) Although years of service begin accumulating on the date of employment, there is no vesting of interests under the plan until the completion of five years of service.

(c) Although the maximum number of years used in calculating benefits under the employees' retirement plan is 33 1/3, a greater maximum benefit is achieved under the supplemental excess benefit retirement plan after 25 years of service.

     For officers, the Company's supplemental excess benefit retirement plan, amended effective January 1, 1994, provides enhanced benefits. Benefits payable under this plan that are in excess of the benefits payable under the Company's retirement plan (which, as a qualified defined benefit pension plan, is limited pursuant to the Internal Revenue Code), are payable from the general assets of the Company. The number of credited years of service for each of the individuals named on page 9 and their 1994 remuneration covered by plans of the Company are as follows: Mr. Ash -- 10 years, $139,909; Mr. Larson -- 14 years, $156,941; Ms. Newquist -- 8 years, $149,609; Mr. Sargent -- 33 1/3 years, 408,127; Mr. Snell
- -- 5 years (see description of Mr. Snell's employment agreement on page 14), $717,498; and Ms. Widenmann -- 17 years, $139,909. The amounts shown in the table above are not expected to be subject to any reduction or offset for Social Security benefits or other significant amounts.

     Supplemental Executive Benefit Plan. Effective January 1, 1992, the Company established a supplemental executive benefit plan to provide certain benefits to directors and officers of the Company and its subsidiaries upon the occurrence of certain events, which generally include bankruptcy, the sale of substantially all of the Company's assets, a merger or consolidation in which the Company is not the surviving entity, certain changes in the composition of the Board of Directors or someone acquiring 20% or more of the Company's voting stock. Assets to be used to fund the plan are held in an irrevocable trust.

     The plan provides two benefits -- a participant's benefit and an employer's benefit. The participant's benefit, to be determined annually by the plan's administrative committee, will be paid in a lump sum to a participant in January of the year following the date of the occurrence of one of the above mentioned events, provided that the participant meets certain conditions of employment. The employer benefit is the amount in the trust that is not needed to pay a participant's benefit. It will be paid in a lump sum to the Company when one of the participants terminates employment for reasons which prevent him or her from qualifying for a participant's benefit, or when there is an asset balance remaining in the trust after payment of the benefit and such assets are not necessary to fund any other participant's plan benefits.

     Executive Severance Arrangements. The Company has entered into severance agreements, which are identical in content, with each of its executive officers except Mr. Snell (see the discussion of his employment agreement on page 14). These agreements are intended to provide stability in key management of the Company. Under the agreements each officer will receive a payment and other severance benefits having an aggregate value of not more than 2.99 times the officer's "base income" (the average of the officer's annual compensation over the five years preceding the year of a "change of control") if, during the three-year period following a change of control of the Company, the officer's employment is terminated or the terms and conditions of his or her employment are significantly and detrimentally altered. "Change of control" includes any change of control event required to be reported under the Securities Exchange Act of 1934, an unrelated third party's acquisition of 20% or more of the Company's voting stock or substantially all of the assets of the Company, a merger or acquisition of the Company in which the Company is not the surviving corporation, a change in the majority of the members of the Company's Board of Directors over a two-year period, which change is not approved by two-thirds of the members of the Board then serving who were members immediately prior to the change, or the filing of a voluntary or involuntary petition of bankruptcy (other than for liquidation or dissolution) which is not dismissed within 30 days. No severance benefits will be payable to an officer who has attained age 65 or whose termination is on account of retirement, voluntary termination, disability or death or for "cause" as defined in the agreements. Each of the agreements terminates on December 31st of each year upon six months' advance notice by the Company to the officer; if the six months' advance notice is not given, the agreements will continue for successive one-year periods until the notice is given.

     Mr. Snell's Employment Agreement. Mr. Snell and the Company are parties to an employment agreement setting forth the terms of his employment as President and Chief Executive Officer of the Company. The agreement was for a term of five years, beginning on February 5, 1990, and was recently amended to extend his term of employment by an additional two years. The agreement may be terminated by Mr. Snell at any time upon 120 days' prior written notice to the Company. Under the agreement Mr. Snell is entitled to a base salary of $500,000 per year, subject to periodic appraisal by the Board or a committee thereof, as well as to such bonus payments as may be declared from time to time by the Board. The agreement entitles Mr. Snell to participate in the employee benefit plans generally available to the Company's employees, and in the Company's deferred compensation plan, supplemental excess benefit retirement plan, and stock option plan. Mr. Snell is also entitled to a supplemental pension under the agreement. For purposes of determining his supplemental pension benefits, Mr. Snell's years of service on February 5, 1990 were assumed to be 29 years, and he will be credited with an additional year for each year of employment thereafter, not to exceed 33 1/3 years. The supplemental pension benefit is not payable, however, if there is a final determination that he has breached the agreement. The agreement also contains "change of control" benefit provisions which are in all material respects identical to those contained in the severance agreements entered into between the Company and each of its other executive officers (see page 13).


                               LEGAL PROCEEDINGS

     In 1989 a shareholder derivative lawsuit was filed in the United States District Court for Arizona naming certain of the Company's current and former directors as defendants. The lawsuit generally alleged breach of fiduciary duties by the directors in connection with the Company's diversification activities, and alleged violation of federal securities laws by a former director in connection with the sale of MeraBank to the Company in 1986. The plaintiffs requested, on the Company's behalf, unspecified compensatory and punitive damages. A settlement agreement that would resolve this lawsuit along with others to which the Company or its officers and directors have been parties, has been approved by the court. That settlement was appealed by two non-settling individuals, and in March 1995 the appeals court affirmed the settlement.

                         ITEM 2 - SHAREHOLDER PROPOSAL

     The Company has been advised that Ms. Jeanne Rossi (owner of record of 300 shares), P.O. Box 249, Boonville, California 95415, intends to present the following proposal at the 1995 annual meeting. The proposal, for which the Board of Directors and the Company accept no responsibility, is set forth below. The Board opposes this proposal for the reasons stated following the proposal.

     Proposal Text

     "The shareholders of Pinnacle West Capital request the Board of Directors take the necessary steps to amend the company's governing instruments to adopt the following: Beginning on the 1996 Pinnacle West Capital fiscal year all members of the Board of Director's total compensation will be 2000 shares of Pinnacle West Capital common stock each year. No other compensation of any kind will be paid."

     Shareholder's Supporting Statement

     "For many years the Rossi family have been submitting for shareholder vote, at this corporation as well as other corporations, proposals aimed at putting management on the same playing field as the shareholders. This proposal would do just that.

     'A few corporations have seen the wisdom in paying directors solely in stock. Most notably, Scott Paper and Travelers. Ownership in the company is the American way. We feel that this method of compensation should be welcomed by anyone who feels they have the ability to direct a major corporation's fortunes.

     'The directors would receive 2,000 shares each year. If the corporation does well, the directors will make more money in the value of the stock they receive and the dividend that usually rise with more profits. If things go bad, they will be much more inclined to correct things, because it will be coming directly out of their pockets. Instead of the way it is done now, where directors receive the same compensation for good or bad performance.

     'In 1988 our dividend was 2.80. It is now 90 cents. It is time for management to take the same consequences up or down as we shareholders. This proposal does just that."

     Board of Directors' Statement in Opposition

     From 1990 to 1993 Ms. Rossi has advanced a number of shareholder proposals similar to the one that is described above. The proposals all sought to align the financial interests of directors with those of shareholders by proposing either that a director must own a certain number of shares of Pinnacle West common stock in order to qualify as a director, or that common stock comprise at least part of a director's total compensation. All of Ms. Rossi's prior proposals received less than 20% of the votes cast.

     The Board agrees that the directors' proprietary interest in the Company should be encouraged; that is why it has always been a requirement that each director be a shareholder in the Company. That is also why the Board proposed at the 1994 annual meeting the adoption of a Director Equity Participation Plan, a substantial purpose of which was to encourage stock ownership by directors and to provide them with further incentive to work for the best interests of the Company and its shareholders. That plan received the affirmative vote of approximately 78% of the votes cast at that meeting and was implemented as of July 1, 1994 (see discussion of director compensation on page 6).

     It is interesting to note that, based upon the closing price of Pinnacle West common stock on March 24, 1995 ($21 per share), directors would have received a greater value in 1994 under Ms. Rossi's proposal than they actually did under the Company's current policy.

     Given the relatively small percentage of shareholder votes cast in favor of Ms. Rossi's proposals over the past several years, and the overwhelming approval and implementation of the Directors' Equity Participation Plan last year, the Board believes that shareholders have had ample opportunity to consider the issue of director compensation, and that they have agreed with the Company's policies.

     THE  BOARD  THEREFORE  RECOMMENDS  A VOTE  AGAINST  THE  ABOVE  SHAREHOLDER
PROPOSAL.


                            SECTION 16 REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors to file reports of ownership of Company equity securities with the Securities and Exchange Commission and the New York Stock Exchange. To the best of the Company's knowledge, during 1994 its officers and directors complied with all Section 16(a) filing requirements, except as follows. Mr. Snell may have been required to file a Form 4, Statement of Changes in Beneficial Ownership, to report the sale of 3,500 shares of Company common stock that had been held by a trust created by his late father. Shortly after his father's death Mr. Snell assumed the shared responsibility of the trust's investments; however, the co-trustee, a bank, sold the stock and Mr. Snell was not informed until after the December 10, 1994 filing deadline. Therefore, the Form 4 was not filed until January 6, 1995. In addition, one Form 4, for Jaron Norberg, an officer of APS, should have been filed by June 10, 1994, but was not filed until October 3, 1994.


                                    GENERAL

      Cost of Solicitation. The cost of the solicitation of proxies, which will be by mail, will be borne by the Company. Brokerage houses and others will be reimbursed for their out-of-pocket expenses in forwarding documents to beneficial owners of stock.

     Auditors. It is contemplated that the Company's financial statements as of December 31, 1995 and for the year then ended will be examined by Deloitte & Touche LLP, independent certified public accountants. Representatives of that firm are expected to be present at the annual meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

     Voting Procedures. A majority of the outstanding shares entitled to vote in person or by proxy at the meeting will constitute a quorum for the conduct of business.

     For the election of directors, the individuals receiving the highest number of votes will be elected. The number of votes to which each shareholder will be entitled is to be determined by multiplying the number of shares of common stock owned as of the Record Date by the number of directors to be elected, and any shareholder may cumulate his or her votes by casting them all in person or by proxy for any one nominee, or by distributing them among two or more nominees.

     In voting on the shareholder proposal, each shareholder will be entitled to cast votes equal to the number of shares of common stock owned by the shareholder as of the Record Date. Approval of the proposal requires the affirmative vote of a majority of the shares represented at the meeting. Proxies returned indicating the shareholder's wish to abstain from voting on the shareholder proposal are considered to be shares present, and such shares will be used in determining the percentage of shares that voted on the proposal.

     Broker "non-votes" with respect to any matter are not considered shares present and will not affect the outcome of the vote on such matter.

     Nominations to the Board. A shareholder wishing to propose the nomination of an individual for election to the Company's Board of Directors must submit his or her recommendation to the Company in writing, and in accordance with the applicable provisions of the Company's Articles of Incorporation and Bylaws, so as to be received by the Office of the Secretary no later than November 24, 1995. Copies of the Company's Articles of Incorporation and Bylaws are available upon written request delivered to the Office of the Secretary.

     Shareholder Proposals For Next Annual Meeting. In order to be considered for inclusion in the proxy statement and form of proxy relating to the 1996 annual meeting of the Company's shareholders, a proposal intended by a shareholder for presentation at that meeting must be submitted in accordance with the applicable rules of the Securities and Exchange Commission and received by the Company at its principal executive offices on or before December 21, 1995. Proposals to be presented at the annual meeting which are not intended for inclusion in the proxy statement and form of proxy must be submitted in accordance with the applicable provisions of the Company's Bylaws, a copy of which is available upon written request delivered to the Office of the Secretary. The Company suggests that proponents submit their proposals to the Office of the Secretary by Certified Mail -- Return Receipt Requested.

     Location of Meeting. For those shareholders wishing to attend the annual meeting, there are maps depicting the location of the Mesa Community Conference Center printed on the facing pages just inside the back cover of this document. Adequate free parking should be available.

                                   PROXY CARD

                       PINNACLE WEST CAPITAL CORPORATION
                                 P.O. Box 52135
                             Phoenix, Arizona 85072

- -------------------------------------------------------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON MAY 17, 1995

The undersigned hereby appoints Richard Snell and Faye Widenmann, and each of them, proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareholders of Pinnacle West Capital Corporation, to be held May 17, 1995 at ten-thirty a.m., Phoenix time, and at any adjournment thereof, and to vote as specified in this Proxy all the shares of stock of the Company which the undersigned would be entitled to vote if personally present.

Voting with respect to the election of Directors and the shareholder proposal may be indicated on the reverse of this card. Nominees for Director are: Roy A. Herberger, Jr., Henry B. Sargent and Humberto S. Lopez.

Your vote is important! Please sign and date on the reverse and return promptly in the enclosed postage-paid envelope.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, it will be voted FOR the election of Directors and AGAINST proposal 2.

The Board of Directors recommends a vote FOR the election of Directors.

1. Election of Directors             FOR*              WITHHELD
    (see other side)
                                     / /                 / /

*For all nominees, except vote withheld from the following:


- ----------------------------------------------------------

The Board of Directors recommends a vote AGAINST proposal 2.

2. Shareholder proposal relating to director compensation.

               FOR            AGAINST           ABSTAIN

               / /             / /                / /

3. In their discretion, the Proxies are to vote upon such other business as may properly come before the meeting.


                              ----------------------------------------------
                              Signature                          Date


                              ----------------------------------------------
                              Signature                          Date

                              Please sign as your name(s) appear to the left. Joint owners should both sign. Fiduciaries, attorneys, corporate officers, etc. should state their capacities.

                              ANY PROXY GIVEN PREVIOUSLY IS HEREBY REVOKED.